LIMITED SIGNATORY POWER

By this Limited Signatory Power the undersigned authorizes and designates each of Beth A. Wilkinson, Scott Lesmes and Christine E. Reddy to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. The undersigned further authorizes and designates each of Beth A. Wilkinson, Scott Lesmes and Christine E. Reddy to execute and file on behalf of the undersigned a Form ID, and any amendment thereto, to facilitate the foregoing. The authority of Beth
A. Wilkinson, Scott Lesmes and Christine E. Reddy under this Limited Signatory Power shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Fannie Mae, unless earlier revoked in writing. This Limited Signatory Power revokes any previous Limited Signatory Power of the same issuer on the same subject. The undersigned acknowledges that Beth A. Wilkinson, Scott Lesmes and Christine E. Reddy are not assuming, nor is Fannie Mae assuming, any of the undersigned's responsibilities to file Forms 3, 4 and 5 or otherwise comply with any related laws or regulations.




/s/ Dennis R. Beresford
__________________________________
    Dennis R. Beresford



Date:  October 13, 2006